Exhibit 99
NEWS RELEASE

#08Q – February 6, 2008	Contact:	Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports 2007 Fourth Quarter and Annual Financial Results
Fourth Quarter Earnings Exceed High End of Guidance Due to Lower Tax Rate;
Record 2007 Sales and Net Income Achieve Double-digit Growth
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported fourth quarter 2007 earnings of $.54 per diluted share, compared with $.39 per diluted share reported in the fourth quarter of 2006. As a result of a change to the Company’s accounting calendar, the fourth quarter of 2007 had six fewer days than the same period in 2006. Results for the fourth quarter of 2007 benefited from a lower effective tax rate and lower restructuring charges.
Base earnings for the fourth quarter of 2007 were $.62 per diluted share, compared with $.56 per diluted share reported in the same period in 2006. Base earnings is a non-GAAP financial measure that excludes restructuring charges, asset impairment charges, environmental charges, and certain non-recurring or infrequent and unusual items, as applicable. After-tax restructuring, asset impairment and environmental charges totaling $.08 per diluted share were excluded from base earnings in the 2007 fourth quarter, while the 2006 quarter’s base earnings excluded $.17 per diluted share of restructuring charges. Fourth quarter 2007 base earnings reflect an effective tax rate of 25.4 percent, compared with 35.8 percent in 2006. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in this release.
“Fourth quarter base earnings exceeded the high end of our previous guidance primarily due to a lower effective tax rate,” said Harris E. DeLoach, Jr., chairman, president and chief executive officer. “Results from operations were in line with our expectations and reflected lower year-over-year volumes from many of our industrial and consumer businesses, primarily as a result of fewer days, and higher raw material, energy and other costs.”
Net sales for the fourth quarter of 2007 were $1.06 billion, up 7 percent, compared with the $990 million reported in the same period in 2006. “Despite fewer days in the quarter, sales improved as a result of acquisitions in our Consumer Packaging and Tubes and Cores/Paper segments that added $69 million of revenue, along with the favorable impact of foreign currency rates and higher selling prices,” said DeLoach. “Offsetting some of these gains were lower volumes in our Tubes and Cores/Paper and Consumer Packaging segments, primarily in North America.”
Net income for the fourth quarter of 2007 was $54.2 million, an increase of 37 percent, compared with $39.5 million for the same period in 2006. Fourth quarter 2007 results benefited from a lower effective tax rate as a result of the recognition of deferred tax benefits from certain foreign tax rate reductions enacted during the quarter. In addition, fourth quarter after-tax restructuring, asset impairment and
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sonoco Reports 2007 Fourth Quarter, Annual Financial Results — page 2 environmental charges were $8.5 million in 2007, compared with $17.4 million last year. Base earnings for the 2007 quarter increased 10 percent to $62.7 million, compared with $56.9 million in the prior year period, due largely to the lower effective tax rate.
“Company-wide productivity gains, income from acquisitions and the favorable impact of a lower effective tax rate led to a year-over-year improvement in base earnings,” said DeLoach. “Partially offsetting these favorable factors were the impact of the shorter quarter, lower volumes, increased labor, energy and freight costs and a negative selling price/material cost relationship resulting from the higher raw material costs.”
Cash generated from operations in the fourth quarter of 2007 was $187.2 million, compared with $158.8 million for the same period in 2006. The increase was due to higher earnings and continued improvement from the Company’s working capital initiatives. Capital expenditures and cash dividends totaled $34.2 million and $26.0 million, respectively, in the fourth quarter of 2007. Depreciation and amortization expense for the fourth quarter of 2007 was $47.7 million, compared with $43.3 million in the same period in 2006.
For the year ended December 31, 2007, net sales increased 10 percent to $4.04 billion, compared with $3.66 billion in 2006. Net income for 2007 was $214.1 million ($2.10 per diluted share), up 10 percent, compared with $195.1 million ($1.92 per diluted share) in 2006. Current year earnings benefited from a lower effective tax rate as a result of the release of tax reserves on expiration of statutory assessment periods, foreign tax rate reductions and improved international results. Net income for 2007 was negatively impacted by after-tax asset impairment and restructuring-related charges of $25.3 million ($.25 per diluted share), compared with $20.9 million ($.21 per diluted share) in 2006. Current year results also included a $14.8 million after-tax charge ($.15 per diluted share) resulting from an increase in the environmental reserve at a subsidiary’s paper operation, partially offset by the recovery of certain benefit costs from a third party of $5.5 million, pretax, ($.04 per diluted share, after-tax).
Base earnings were $242.4 million ($2.38 per diluted share) in 2007, up 12 percent, compared with $216.0 million ($2.13 per diluted share) in 2006. The increase in 2007 base earnings was due to productivity improvements, acquisitions and a lower effective tax rate as discussed above. Partially offsetting these improvements were lower volumes in the Consumer Packaging and Tubes and Cores/Paper segments, a negative mix of certain business, and higher costs of energy, freight and labor. In addition, the price/cost relationship was slightly unfavorable as inflation on raw materials outpaced selling price increases.
Cash generated from operations in 2007 was $445.1 million, compared with $482.6 million in 2006. Capital expenditures and cash dividends totaled $169.4 million and $102.7 million, respectively for 2007. Additionally, the Company repurchased a total of three million shares of Sonoco common stock for $109.2 million. Cash used for acquisitions totaled $236.3 million, primarily associated with the purchases of Matrix Packaging, Inc. and the fiber and plastic container business of Caraustar Industries, Inc.
“2007 was a successful year for Sonoco despite facing significant increases in raw material and other costs and a slowing economy in North America. We achieved a second consecutive year of record sales and net income while growing these key measures by double-digits. Our businesses generated a second consecutive year of record productivity improvements and we continued to generate strong cash flow, which we invested in growing our businesses and returning value to shareholders through increased dividends and stock repurchases,” said DeLoach. “While proud of the growth that we achieved in 2007, we realize that we are facing strong economic headwinds entering 2008 and must remain focused on sales growth and improving
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Sonoco Reports 2007 Fourth Quarter, Annual Financial Results — page 3 operating margins by maximizing productivity, improving certain underperforming operations and controlling costs. That said, we believe our strong mix of businesses and performance-driven work force should allow us to deliver another record year in 2008.”
First Quarter 2008 Outlook
Sonoco expects first quarter 2008 base earnings to be in the range of $.50 to $.53 per diluted share. The first quarter has historically been Sonoco’s weakest quarter of the year. Base earnings for the first quarter of 2007 were $.57 per diluted share, including the benefit of the recovery of certain benefit costs from a third party of $.04 per diluted share.
As previously announced, the Company expects full-year 2008 base earnings per diluted share to be in the range of $2.44 to $2.47. The Company’s 2008 annual earnings guidance reflects an expected effective tax rate of approximately 32 percent. Both the upcoming quarter and annual forecasts are given assuming no significant change in Company-wide volumes and/or prices due to a change to general economic conditions.
Segment Review
The Company uses a non-GAAP financial measure, Base Operating Profit, when discussing the operational results of its segments. Base Operating Profit is defined as the segments’ portion of consolidated Income Before Income Taxes, excluding restructuring charges, impairment charges, environmental charges, net interest expense and certain non-recurring or infrequent and unusual items. A reconciliation of Base Operating Profit to GAAP Income Before Income Taxes for the Company’s three reportable segments and All Other Sonoco is provided later in this release.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
Fourth quarter 2007 sales for the segment increased 10 percent to $387 million, compared with $350 million in the fourth quarter of 2006. Base operating profit for this segment was $28.7 million in the fourth quarter of 2007, compared with $29.5 million in the same period in 2006.
Despite the impact of fewer days in 2007’s fourth quarter, sales in this segment increased year-over-year due to acquisitions and the favorable impact of foreign currency translation, partially offset by volume declines in flexible packaging. Base operating profit declined in the fourth quarter due to the impact of fewer days, lower volumes in flexible packaging and a negative price/cost relationship in rigid paper containers, closures and flexible packaging. Partially offsetting these negative factors were productivity improvements and the impact of acquisitions.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
Fourth quarter 2007 sales for the segment were $444 million, up 7 percent, compared with $413 million in the same period in 2006. Fourth quarter base operating profit for this segment increased to $41.7 million, compared with $40.6 million in the same period in 2006.
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Sonoco Reports 2007 Fourth Quarter, Annual Financial Results — page 4
Fourth quarter sales in this segment gained from higher selling prices, acquisitions and the favorable impact of foreign currency translation, offset by the impact of fewer days and lower volume in most global tube and cores markets. Base operating profit benefited from productivity improvements and acquisitions, partially offset by tube and core volume declines, fewer days in the quarter and higher costs for energy, freight and labor. The impact of raw material inflation was essentially offset by higher selling prices.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services including contract packing, fulfillment and scalable service centers.
Fourth quarter 2007 sales for the segment increased 7 percent to $141 million, compared with $131 million in the same period in 2006. Base operating profit for this segment was $10.6 million in the fourth quarter, compared with the $12.1 million earned in the same period in 2006.
Sales in this segment benefited from higher volume in service center operations and point-of-purchase displays along with the impact of favorable foreign currency rates, partially offset by fewer days and lower sales prices for point-of-purchase displays related to recent competitive bidding activity. Base operating profit for the fourth quarter declined due to lower sales prices for point-of-purchase displays and the impact of fewer days, partially offset by productivity improvements and a favorable mix of business.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and include the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
Fourth quarter 2007 sales in All Other Sonoco were $88 million, compared with $95 million reported in the same period in 2006. Base operating profit for the fourth quarter of 2007 was $11 million, essentially flat with the same period in 2006.
In addition to the impact of fewer days, sales in All Other Sonoco declined during the fourth quarter due to lower volumes in wire and cable reels and molded plastics, partially offset by the impact of acquisitions, higher selling prices and favorable foreign currency rates. Base operating profit in All Other Sonoco was essentially flat as productivity improvements offset the impact of lower sales and higher costs for labor, energy and freight.
Corporate
Net interest expense for the fourth quarter of 2007 increased to $14.0 million, compared with $11.2 million during the same period in 2006. The increase was due to higher debt levels.
The effective tax rate for the Company for the year ended December 31, 2007, was 21.6 percent, compared with 34.0 percent in 2006. The year-over-year decrease in the effective tax rate was due primarily to the release of tax reserves on expiration of statutory assessment periods, foreign tax rate reductions and improved international results.
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Sonoco Reports 2007 Fourth Quarter, Annual Financial Results — page 5
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Wednesday, February 6, 2008, at 2 p.m. Eastern time, to review fourth quarter and full-year 2007 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 5 p.m. Eastern time to U.S. callers at 877/660-6853 and international callers at +201/612-7415. The replay passcode for both U.S. and international calls is account number 286 and conference ID number 270235. The archived telephone call will be available through February 16, 2008. The call also will be archived on the Investor Information section of Sonoco’s Web site.
About Sonoco
Founded in 1899, Sonoco is a $4.0 billion global manufacturer of industrial and consumer products and provider of packaging services, with approximately 335 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;
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Sonoco Reports 2007 Fourth Quarter, Annual Financial Results — page 6
•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web sites by reference into this release.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Sales	$1,060,118	$989,538	$4,039,992	$3,656,839
Cost of sales	868,841	796,268	3,286,198	2,951,799
Selling, general and administrative expenses	103,329	100,175	409,719	358,952
Restructuring charges and asset impairment charges	8,695	19,987	36,191	25,970

Income before interest and taxes	$79,253	$73,108	$307,884	$320,118
Interest expense	16,179	13,293	61,440	51,952
Interest income	(2,223)	(2,094)	(9,182)	(6,642)

Income before income taxes	65,297	61,909	255,626	274,808
Provision for income taxes	15,645	26,842	55,186	93,329

Income before equity in earnings of affiliates/ minority interest in subsidiaries	49,652	35,067	200,440	181,479
Equity in earnings of affiliates/minority interest in subsidiaries	4,516	4,437	13,716	13,602

Net income	$54,168	$39,504	$214,156	$195,081

Average shares outstanding — diluted	100,781	102,216	101,875	101,534
Diluted earnings per share	$0.54	$0.39	$2.10	$1.92

Dividends per common share	$0.26	$0.24	$1.02	$0.95

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net Sales
Consumer Packaging	$386,941	$350,266	$1,438,119	$1,304,754
Tubes and Cores/Paper	443,663	412,931	1,711,963	1,525,558
Packaging Services	141,045	131,255	518,832	456,833
All Other Sonoco	88,469	95,086	371,078	369,694

Consolidated	$1,060,118	$989,538	$4,039,992	$3,656,839

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$28,735	$29,470	$104,516	$109,624
Tubes and Cores/Paper — Operating Profit	37,656	40,621	143,692	148,177
Packaging Services — Operating Profit	10,613	12,059	44,482	39,181
All Other Sonoco — Operating Profit	10,944	10,945	51,385	49,106
Restructuring/Asset Impairment charges	(8,695)	(19,987)	(36,191)	(25,970)
Interest, net	(13,956)	(11,199)	(52,258)	(45,310)

Consolidated	$65,297	$61,909	$255,626	$274,808

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2007	2006

Assets
Current Assets:
Cash and cash equivalents	$70,758	$86,498
Trade accounts receivable	488,409	459,022
Other receivables	34,328	33,287
Inventories	343,084	303,848
Prepaid expenses and deferred taxes	122,796	60,143

	1,059,375	942,798
Property, plant and equipment, net	1,105,342	1,019,594
Goodwill	828,348	667,288
Other intangible assets	139,436	95,885
Other assets	239,447	191,113

	$3,371,948	$2,916,678

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$701,271	$601,243
Notes payable and current portion of long-term debt	45,199	51,903
Accrued taxes	7,979	6,678

	$754,449	$659,824
Long-term debt	804,339	712,089
Pension and other postretirement benefits	180,509	209,363
Deferred income taxes and other	191,114	116,334
Shareholders’ equity	1,441,537	1,219,068

	$3,371,948	$2,916,678

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges and certain non-recurring or infrequent and unusual items. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings”, “Base Earnings per Diluted Share” and “Base Operating Profit.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring and asset impairment charges, other non-recurring or infrequent and unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.

Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

Base Earnings Per Diluted Share [2]	THREE MONTHS ENDED
	December 31,	December 31,
(Unaudited)	2007	2006
Diluted Earnings Per Share, as reported (GAAP)	$0.54	$0.39
Adjusted for:
Restructuring charges, net of tax [4]	0.05	0.17
Asset Impairment, net of tax	0.01
Environmental reserve, net of tax	0.02	—

Base Earnings Per Share (Non-GAAP)	$0.62	$0.56

	TWELVE MONTHS ENDED
	December 31,	December 31,
(Unaudited)	2007	2006
Diluted Earnings Per Share, as reported (GAAP)	$2.10	$1.92
Adjusted for:
Restructuring charges, net of tax [4]	0.14	0.21
Asset Impairment, net of tax	0.11
Environmental reserve, net of tax	0.15
Release of tax reserves	(0.12)	—

Base Earnings Per Share (Non-GAAP)	$2.38	$2.13

Base Earnings [3]	THREE MONTHS ENDED
	December 31,	December 31,
(Unaudited)	2007	2006
Net Income, as reported (GAAP)	$54.2	$39.5
Adjusted for:
Restructuring charges, net of tax [4]	5.2	17.4
Asset Impairment, net of tax	0.9
Environmental reserve, net of tax	2.4	—

Base Earnings (Non-GAAP)	$62.7	$56.9

	TWELVE MONTHS ENDED
	December 31,	December 31,
(Unaudited)	2007	2006
Net Income, as reported (GAAP)	$214.2	$195.1
Adjusted for:
Restructuring charges, net of tax [4]	14.5	20.9
Asset Impairment, net of tax	10.8
Environmental reserve, net of tax	14.8
Release of tax reserves	(11.9)	—

Base Earnings (Non-GAAP)	$242.4	$216.0

Base Operating Profit [5]	THREE MONTHS ENDED
	December 31,	December 31,
(Unaudited)	2007	2006
Consumer Packaging — Base Operating Profit	$28.7	$29.5
Tubes and Cores/Paper — Base Operating Profit	41.7	40.6
Packaging Services — Base Operating Profit	10.6	12.1
All Other Sonoco — Base Operating Profit	11.0	10.9

Base Operating Profit	92.0	93.1
Restructuring charges [4]	(7.1)	(20.0)
Asset Impairment	(1.6)
Environmental reserve	(4.0)
Interest, net	(14.0)	(11.2)

Income before income taxes (GAAP)	$65.3	$61.9

	TWELVE MONTHS ENDED
	December 31,	December 31,
(Unaudited)	2007	2006
Consumer Packaging — Base Operating Profit	$104.5	$109.6
Tubes and Cores/Paper — Base Operating Profit	168.8	148.2
Packaging Services — Base Operating Profit	44.5	39.2
All Other Sonoco — Base Operating Profit	51.4	49.1

Base Operating Profit	$369.2	$346.1

Restructuring charges [4]	(19.5)	(26.0)
Asset Impairment	(16.7)
Environmental reserve	(25.1)
Interest, net	(52.3)	(45.3)

Income before income taxes (GAAP)	$255.6	$274.8

[1]Generally Accepted Accounting Principles

[2] Base Earnings Per Diluted Share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring and asset impairment charges and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.

[3]Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring and asset impairment charges and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.

[4] Restructuring charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

[5]Base Operating Profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring and asset impairment charges and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.